Immediate

        Jay Seung Yoo, Chairman, President and CEO, Woori America Bank -
                 212-244-1500 Ext 202

        Wayne R. Weidner, Chairman, President and CEO, National Penn Bancshares,
                 Inc. - 610-369-6282

                Woori America Bank to Acquire Panasia Bank, N.A.

         New York, NY, February 10, 2003 - Woori America Bank ("Woori"), a subsidiary of Korea's Woori Financial Group, and Panasia Bank, N.A., ("Panasia"), a subsidiary of National Penn Bancshares, Inc. ("National Penn") (NASDAQ/NMS:NPBC), jointly announced today the execution of a definitive agreement for Woori to acquire Panasia for $34.5 million in cash. The joint announcement was made today by Jay Seung Yoo, Chairman, President and CEO of Woori, and Wayne R. Weidner, Chairman, President and CEO of National Penn.

         Woori and Panasia each provide banking products and services to the Asian-American communities and each currently have operations in Bergen County, NJ.

         "Panasia is an outstanding franchise, with outstanding employees," stated Wayne R. Weidner, National Penn's Chairman and CEO. "We are delighted to see it combine with Woori America Bank, also an outstanding organization. Together, their combined market strength and merger synergies should mean an even higher level of service to the Asian-American communities they now serve. We will be working together to ensure a systematic and smooth transition over the coming months, and the transition should be virtually transparent to customers."

         Jay Seung Yoo, Woori's Chairman, President and CEO, said "We are very pleased to acquire Panasia Bank, a bank also focused on the Asian American community. National Penn has built Panasia into a highly effective organization. We expect that Panasia will provide a strong platform for Woori to build from in what we see as the first step of an aggressive growth strategy here in the United States. This transaction will permit us to enter the Philadelphia and Annandale, Virginia markets, two markets with large Asian-American communities. With the merger, we will re-double our commitment to high-quality products and services for our customers, and we look forward to serving Panasia's customers as well."

         As of December 31, 2002, Woori America Bank had approximately $366 million in assets, $212 million of loans and $318 million in deposits and operated from one branch in Manhattan, two branches in Queens and two branches in Bergen County, NJ. The transaction is expected to more than double Woori's branch presence by adding seven branches and will add nearly $215 million in assets, $100 million of loans and $187 million in deposits based on year end financial data and excluding any merger related adjustments.

         Woori Financial Group, parent of Woori Bank (which in turn is the parent of Woori America Bank), is Korea's first financial holding company and is Korea's second largest banking institution with approximately $92 billion in assets as of September 30, 2002. Woori intends to fund this transaction, in part, by a capital injection from its parent company.

         Panasia was organized as a de novo bank in 1993 and was the first bank to primarily serve the Korean-American community in New Jersey. National Penn purchased Panasia in July 2000 and subsequently merged its own Asian-American banking division, National Asian Bank, into Panasia in June 2001. Panasia also purchased the assets of Wilmington Savings Fund Society, FSB's United Asian Bank division in September 2002.

         Woori and National Penn anticipate that the transaction, which is subject to regulatory approval, will close in the third quarter of 2003. Due diligence has been completed.

         Keefe, Bruyette & Woods, Inc. served as financial advisor to Woori, and Sandler O'Neill & Partners LP served as financial advisor to National Penn. Sidley Austin Brown & Wood LLP provided legal counsel for Woori, Ellsworth, Carlton, Mixell & Waldman, P.C. provided legal counsel for National Penn and Panasia, and Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel for Sandler O'Neill.


         National Penn Bancshares, Inc. (Nasdaq: NPBC) is a $2.9 billion financial services company headquartered in Boyertown, PA. NPBC currently operates 58 community offices in southeastern Pennsylvania through National Penn Bank and two community offices in southeastern Pennsylvania through Panasia Bank N.A. Panasia Bank N.A. also operates four community offices in the northern New Jersey marketplace and one office in Annandale, Virginia. Trust and investment management services are provided through Investors Trust Company; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through Penn 1st Financial Services, Inc.; and leasing products are offered through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.natpennbank.com.

         This press release contains forward-looking statements concerning future events. Actual results could differ materially due to risks and uncertainties including--business, financial, merger related synergies and integration risks associated with the transaction; risk that all necessary regulatory approvals may not be obtained; risk that the transaction will not be consummated; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission. National Penn and Woori caution readers not to place undue reliance on these statements. Neither National Penn nor Woori undertake any obligation to publicly release or update any of these statements.